Exhibit (j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the inclusion of our report, dated October 22, 2018, on the statement of assets and liabilities of Syntax Stratified LargeCap ETF (comprising Syntax ETF Trust) as of September 30, 2018, included in Pre-Effective Amendment No. 6 to the Registration Statement (Form N-1A, No. 333- 215607) of Syntax ETF Trust.

/s/ Ernst & Young LLP

Boston, Massachusetts
October 23, 2018